Exhibit 10.5

EXECUTION COPY

DELTEK SYSTEMS, INC.

Executive Employment Agreement

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 22nd day of April, 2005 (the “Effective Date”), by and between Deltek Systems, Inc., a Virginia corporation with its principal offices at 13880 Dulles Corner Lane, Herndon, Virginia 2017 (the “Company”), and Kenneth E. deLaski, residing at 100 Interpromontory Road, Great Falls, Virginia 22066 (the “Executive”).

RECITALS

WHEREAS, New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., Allegheny New Mountain Partners L.P. (the foregoing three entities, collectively, the “NMP Entities”), the Company, the Executive and certain other shareholders of the Company have entered into that certain Recapitalization Agreement, effective as of December 23, 2004 (the “Recapitalization Agreement”), pursuant to which NMP has agreed to make a debt and equity investment in the Company and the Company has agreed to redeem certain shares of the Company’s common stock from the Executive and other shareholders of the Company;

WHEREAS, as a condition to the consummation of the transactions contemplated by the Recapitalization Agreement, the Executive has agreed to enter into this Agreement; and

WHEREAS, the Executive will receive significant consideration by reason of the consummation of the transactions contemplated by the Recapitalization Agreement and desires that the transactions contemplated by the Recapitalization Agreement be consummated;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises made herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs the Executive in the capacity of Chief Executive Officer, and the Executive hereby accepts the employment, on the terms and conditions hereinafter set forth.

2. Duties.

(a) Primary Duties. The Executive’s principal duties and responsibilities shall be those determined by the Board of Directors to be necessary to carry out the functions of the offices and appropriate to the positions appointed.

(b) Other Activities. The Executive agrees to perform such services and duties and to devote substantially his full time, energies, and best efforts to the performance thereof to the exclusion of all other business activities, except for (i) service on boards of directors and advisors of not-for-profit organizations and for-profit companies and (ii) any other activities as the Board of Directors may consent in writing (in each case, so long as such activities (x) do not interfere with the Executive’s performance of his duties hereunder and (y) are permitted under Sections 6, 7, 8, and 9, as determined by the Board of Directors in its sole discretion). This paragraph shall not be construed as preventing Executive from making financial investments, as long as such investments do not interfere with Executive’s full-time employment and are permitted under Sections 6, 7, 8 and 9.

(c) Additional Capacities. The Executive shall serve in any additional offices or positions of the Company and/or its subsidiaries and/or affiliates under common control with the Company (such subsidiaries and affiliates, the “Company Related Entities”), to which he may be elected or appointed by appropriate action of the Company or any Company Related Entity. The Executive shall serve in any such additional capacities without separate compensation for so serving, unless otherwise authorized by the Board of Directors.

3. At-Will Relationship. Nothing herein shall be construed as constituting an agreement, understanding or commitment of any kind that the Company or any Company Related Entity shall continue to employ the Executive, nor shall this Agreement limit in any way the Company’s right to terminate the Executive’s employment at any time for any reason or for no reason at all. The Executive hereby acknowledges and agrees that his employment with the Company is and shall be “employment at will.” Without limiting the generality of the foregoing, the Executive acknowledges that he will be subject to dismissal for any breach of this Agreement. The Executive agrees to provide the Company at least six months’ prior written notice of termination of his employment with the Company, and the Company agrees to provide the Executive at least six months’ prior written notice of termination of his employment, unless his termination is a result of any wrongful conduct or breach of this Agreement. After termination of this Agreement for any reason, the Executive agrees to continue to adhere to the provisions of Sections 6, 7, 8, 9 and 10, which shall survive any termination of this Agreement.

4. Salary and Other Benefits. As compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:

(a) Salary. The Company will pay the Executive a salary in such amount as the Board shall determine from time to time, which shall be payable in accordance with the Company’s regular payroll policies.

(b) Benefits. The Executive shall be entitled to participate in such group medical and hospitalization, disability and life insurance plans, if any, and in any other employee benefits, as are now available or may hereafter be made available by the Company for its executives to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, provided, however, that the Company reserves the right to add, amend, and/or delete the types of benefits, the amount of any benefit, as well as any or all of such employee benefits at any time.

(c) Expenses. In performing services hereunder in the interests of the Company in furtherance of its business, the Executive may be required to incur expenses. The Company will pay all verifiable bills or vouchers for the reasonable and necessary expenses incurred by the Executive during each month. The Executive will maintain adequate records, in such detail as the Company may reasonably request, of all expenses to be reimbursed by the Company hereunder and to make such records available for inspection, as and when reasonable, requested by the Company.

(d) Indemnification.

(1) To the fullest extent permitted by applicable law, the Company shall indemnify the Executive against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, that the Executive is made a party to by reason of the fact that he is or was performing services as an officer or director of the Company. Such indemnification shall continue as to the Executive even if he has ceased to be an employee, officer or director of the Company and shall inure to the benefit of his heirs and estate.

(2) Any costs, fees or expenses incurred by the Executive relating to indemnification under the Company’s Articles of Incorporation, as amended, shall be paid by the Company in advance as soon a practicable but not later than ten business days after receipt of written request of the Executive; provided that the Executive shall undertake to repay such amount to the extent that it is ultimately determined by a court of competent jurisdiction that the Executive is not entitled to indemnification. Subject to applicable law, the Executive’s right to indemnification or advances from the Company shall be enforceable by the Executive in any court of competent jurisdiction.

(3) The provisions of this section are in addition to, and not in derogation of, the indemnification provisions of the Company’s Articles of Incorporation, as amended.

(4) Notwithstanding anything contained herein to the contrary, (i) nothing in this Section 4 shall limit the NMP Entities’ remedies under Section 9.2 of the Recapitalization Agreement or otherwise and arising in connection with the Recapitalization Agreement, and (ii) the provisions of this Section 4 shall not apply with respect to any Damages or Litigation (each as defined in the Recapitalization Agreement) arising out of or relating to the Recapitalization Agreement, the other documents entered into in connection therewith or the transactions contemplated thereby. Without limiting the generality of the foregoing, Executive shall not have any right under this Section 4 to reimbursement from the Company for any indemnification payment made by Executive pursuant to Article IX of the Recapitalization Agreement.

5. Life Insurance. The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amount or amounts considered advisable by the Company, and the Executive shall submit to any medical or other examination and shall execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

6. Obligations Respecting Confidential Information.

(a) Non-disclosure and Use. During the term of his employment and thereafter, the Executive agrees (i) that he shall not at any time disclose or furnish to any other Person or use for the Executive’s own or any other Person’s account any Confidential or Proprietary Information (other than in the course of the Executive’s employment with the Company) except for Permitted Disclosures and (ii) to comply with any procedures that the Company may adopt to preserve the confidentiality of the Confidential or Proprietary Information.

(b) Ownership. The Executive acknowledges that the Company owns all right, title and interest in and to the Confidential or Proprietary Information and that the Executive acquires no right, title or interest in any Confidential or Proprietary Information by virtue of the Executive’s employment by the Company or access to or creation of Confidential or Proprietary Information.

(c) Return. Upon termination of the Executive’s employment with the Company for any reason, the Executive agrees to deliver to the Company all copies of any data, records, documents and other materials, including files stored on electronic or other media, in the Executive’s possession that contain any Confidential or Proprietary Information.

(d) Disclosure of Confidential or Proprietary Information. The Executive agrees that, if the Executive shall be required by legal process or by law to divulge any Confidential or Proprietary Information, the Executive shall provide the Company with prompt written notice of each request so that the Company may seek an appropriate protective order or other appropriate remedy, and the Executive shall cooperate with the Company to obtain a protective order or other remedy; and, in the event that a protective order or other remedy is not obtained, the Executive shall furnish only that portion of such information which, in the opinion of its counsel, the Executive is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

For purposes of this Agreement:

(i) “Confidential or Proprietary Information” shall mean any non-public information about the Company or any affiliate thereof which was acquired by the Executive during the Executive’s employment with the Company or any affiliate thereof and which has or is reasonably likely to have competitive value to the Company or any affiliate thereof or to a Competitor, but excluding information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Executive.

(ii) “Permitted Disclosure” means the disclosure of Confidential or Proprietary Information (i) made with the prior written consent of the Company, (ii) required to be disclosed by law or legal process subject to the provisions of Section 6(d) or (iii) as may reasonably be necessary in connection with the performance of any indemnification obligations under the Recapitalization Agreement.

(iii) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

7. Inventions.

(a) Inventions Defined. For the purposes of this Agreement, “Inventions” mean any concepts, ideas, processes, designs, specifications, improvements, inventions, discoveries or other developments, whether or not reduced to practice or patentable, that the Executive conceives or creates, in whole or in part, alone or jointly with others, during his employment by the Company, whether during normal work hours or otherwise, which (i) relate to the Company’s business (including without limitation the Company’s present or contemplated products and research) or to tasks assigned to the Executive by or on behalf of the Company or (ii) are written or developed using any of the Company’s equipment, facilities, materials, trade secrets, labor, money, time or other resources. Inventions also shall be deemed to include any concepts, ideas, processes, designs, specifications, improvements, inventions, discoveries or other developments, whether or not reduced to practice or patentable, that the Executive conceives or creates within 180 days after his employment with the Company ends and that relate to the Company’s business as conducted prior to the date the Executive’s employment ended or to any tasks assigned to the Executive by or on behalf of the Company at any time during the last three years of the Executive’s employment by the Company.

(b) Disclosure and Assignment of Inventions. The Executive agrees that he will promptly disclose to the Company all Inventions and that all Inventions shall be the sole and exclusive property of the Company. The Executive hereby assigns and agrees to assign to the Company all of his right, title and interest in all Inventions.

(c) Patents. During the period of his/her employment and at any time thereafter, the Executive shall, upon the Company’s request, execute U.S. and foreign copyright registrations and patent applications and/or any other legal documents necessary to transfer all right, title and interest in and to the Inventions to the Company and assist, at the Company’s request and expense, in any proper manner in obtaining and enforcing such copyrights and patents. In the event that the Company is unable, after reasonable effort, to secure the Executive’s signature on any such registrations, application and other legal documents for any of the aforesaid purposes, the Executive hereby irrevocably designates and appoints the Company and its duly authorized directors, officers and agents as his/her agent and attorney-in-fact, to do all lawfully permitted acts (including without limitation the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Executive.

8. Written Materials.

(a) Ownership. The Executive acknowledges and agrees that all writings and works of authorship of any kind, including without limitation, analyses, memoranda, proposals, reports, speeches, studies, software, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, documentation and manuals, produced by him (solely or jointly with others) related to or in the course of his work for the Company (“Works”) are works made for hire as that term is defined in the United States Copyright Act (17 U.S.C., Section 101) and the

property of the Company, including, without limitation, any copyrights in those Works. To the extent any such Works may not, by operation of law or otherwise, be a work made for hire or title to the Works do not, by operation of law or otherwise, vest in the Company upon creation or fixation, the Executive hereby agrees to and does assign to the Company the ownership of and all copyrights in and to such Works, whether published or unpublished, and the right to secure registrations and renewals of such copyrights. The Executive further agrees upon request to execute such specific assignments or instruments and take any action necessary to enable the Company to secure all copyright rights in such Works and/or extensions or renewals thereof.

(b) Moral Rights Waiver. The Executive understands that the term “moral rights” means any rights of attribution, paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right,” including, without limitation, the rights of attribution and integrity in works of visual art pursuant to 17 U.S.C. § 106A. The Executive irrevocably waives and agrees never to assert any moral rights that he may have in any Works, even after any termination of his employment with the Company.

9. Employee Covenants.

(a) Non-Competition. The Executive shall not, during the period of his employment with the Company and ending on the first anniversary of the date of termination of his employment (the “Restriction Period”), engage in any Competitive Activity. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status if he is not an employee of the Company.

For purposes of this Agreement:

(i) “Company’s Market Area” means: (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States so long as, on the date hereof, the Company or any of its affiliates markets any of its services or products or has plans to begin marketing any of its services or products in such country or territory.

(ii) “Company Product” means any project-based business management and/or sales management software and/or other product that, on the date hereof, the Company or any of its affiliates is developing, implementing, marketing and/or selling, or has plans to do so.

(iii) “Competing Product” means any product that competes, directly or indirectly, with any Company Product.

(iv) “Competing Service” means implementation, consulting, support, maintenance, development and/or training services relating to or in connection with the use of any Company Products or Competing Products.

(v) “Competing Business” means the business of (a) developing,

implementing, marketing and/or selling any Company Products or Competing Products or (b) developing, providing, performing, marketing or selling any Competing Services.

(vi) “Competitive Activity” means, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that, in no event (x) shall ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered Competitive Activity, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, or (y) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) the Executive’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Executive and (C) the Executive certifies to the Company prior to commencement of his employment with such Competitor that he has provided a copy of this Agreement to such Competitor and that he remains in compliance with this Agreement.

(vii) “Competitor” means any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

(b) Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, directly or indirectly, contact, induce or solicit (or assist any Person to, or recommend that any Person, contact, induce or solicit) for employment any Person who is, or within twelve months prior to the date of such contact, inducement or solicitation was, an employee of the Company or any of its affiliates.

(c) Non-Solicitation of Customers. During the Restriction Period, the Executive shall not (i) contact, induce or solicit (or assist any Person to, or recommend that any Person, contact, induce or solicit) any Person which has a business relationship with the Company or of any of its affiliates to terminate, curtail or otherwise limit such business relationship, or (ii) solicit, other than on behalf of the Company and its affiliates, any Person that the Executive knows or should have known (x) is a current customer of the Company or any of its affiliates, (y) was, within twelve months prior to the date of such contact, inducement or solicitation, a customer of the Company or any of its affiliates or (z) is a Person with respect to which the Company or any of its affiliates has, within the twelve months prior to the date of such contact, inducement or solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of the Company or any of its affiliates.

(d) Tolling. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 9(a), 9(b) or 9(c) hereof.

(e) Reasonableness of Restrictions.

(i) General. The Executive acknowledges that he has carefully read and considered the provisions of this Section, and, having done so, agrees that (i) the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protection afforded to the Company or any Related Company Entity hereunder is necessary to protect its legitimate business interests, (iii) the agreement to observe such restrictions forms a material part of the consideration for the Recapitalization Agreement, this Agreement and the Executive’s employment by the Company and (iv) upon the termination of his employment with the Company for any reason, the Executive will be able to earn a livelihood without violating the foregoing restrictions.

(ii) Enforceability. In the event that, notwithstanding the foregoing, any of the provisions of this Section shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(iii) The Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 9(e)(iii) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.

10. Miscellaneous.

(a) Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

(b) Governing Law. Except with respect to Sections 6, 7, 8 and 9, which shall be subject to, and governed by, the laws of the State of New York without regard to the principles of conflict of laws, this Agreement shall in all respects be subject to, and governed by, the laws of the Commonwealth of Virginia without regard to the principles of conflict of laws.

(c) Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

(d) Notice. Notices provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier with a receipt obtained therefor or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, to the Company to its chief executive officer at its principal office and to the Executive at the address set forth above or such other address as he may provide the Company in accordance with the provision.

(e) Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Executive.

(f) Burden and Benefit. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of the Executive under this Agreement may not be assigned without the prior written consent of the Company.

(g) References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

(h) Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

(i) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND EXECUTIVE’S EMPLOYMENT BY THE COMPANY.

(j) Venue. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of New York in New York County (collectively, the “Selected Courts”) for any action or proceeding arising out of or relating to Sections 6, 7, 8 or 9 of this Agreement, and agrees not to commence any action or proceeding relating to such Sections except in the Selected Courts, provided, that, a party may commence any action or proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of any process, summons, notice or document in any action or proceeding by registered first-class mail, postage prepaid, return receipt requested or by nationally recognized courier guaranteeing overnight delivery in accordance with this Agreement and agrees that such service of process shall be effective service of process for any action or proceeding brought against it in any such court, provided, that, nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; (iii) waives any objection to the laying of venue of any action or proceeding arising out of this Agreement in the Selected Courts; and (iv) waives and agrees not to plead or claim in any court that any such action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

(k) Publicity. Except and to the extent as may be required by law, neither the Executive nor the Company will issue any public announcement (including any announcement to the Company employees) relating to the termination of the Executive’s employment without the prior written approval of the other party unless his termination is a result of any wrongful conduct or breach of this Agreement.

(l) Entire Agreement. This Agreement and the other agreements referred to herein contains the entire agreement and understanding by and between the Executive and the Company with respect to the employment of the Executive, and no representations, promises, agreement, or understanding, written or oral, relating to the employment of the Executive by the Company not contained herein or therein shall be of any force or effect.

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

/s/ Kenneth E. deLaski
Kenneth E. deLaski

DELTEK SYSTEM, INC.

By:	/s/ Lori L. Becker
Name:	Lori L. Becker
Title:	Chief Financial Officer and Treasurer